Exhibit 99.1

Please Contact:
Paul M. Meurer
Executive Vice President,
Chief Financial Officer & Treasurer
(760) 741-2111, ext. 1109

REALTY INCOME CLOSES PREVIOUSLY ANNOUNCED SALE-LEASEBACK
TRANSACTION WITH DIAGEO CHATEAU & ESTATE WINES

ESCONDIDO, CALIFORNIA, June 25, 2010….Realty Income Corporation (Realty Income), the Monthly Dividend Company®, (NYSE: O), announced today that it has closed $258 million of the approximately $269 million previously announced acquisition of Diageo Chateau & Estate Wines properties. The remaining property, for approximately $11.1 million, is expected to close within the next 30 days. The leases are guaranteed by Diageo Plc (NYSE: ADR: DEO), the world’s leading premium drinks company. The company produces and distributes more than 65 consumer brands in 180 markets worldwide and carries investment grade corporate debt ratings from Fitch Ratings (A-), Moody’s Investors Service (A3) and Standard & Poor’s Ratings Group (A-). Diageo’s shares are listed on the London and New York Stock Exchanges.

The properties acquired are located throughout the Napa Valley in Napa County, California, the United States premier wine producing region. The properties are comprised of approximately 1,690 acres of vineyard properties as well as the winery, production, retail and visitor center buildings of both the Sterling Vineyards winery and the Beaulieu Vineyards (BV) winery with combined leasable space of approximately 394,000 square feet. Diageo Chateau & Estate Wines will continue to manage and operate the properties and will retain ownership and marketing of their wine brands. The vineyards being acquired in the transaction have been in production for between 25 to 100 years, and the premium grapes grown and processed on the properties are used for several of Diageo’s most highly regarded wine brands.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the Company has declared 480 consecutive monthly dividend payments throughout its 41-year operating history and increased the dividend 58 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from more than 2,300 properties located in 48 states owned under long-term lease agreements with leading regional and national chains and other corporate entities. The Company is an active buyer of commercial properties nationwide.

Consistent with Realty Income’s disclosure policy, the Company does not disclose the lease rate on an individual tenant transaction. Lease rates, terms, and conditions are competitive in nature and are a major component of the Company’s new business development program. The Company believes the disclosure of individual rate negotiations would be damaging to its competitive position and its ability to complete new property acquisitions. As in the past, Realty Income will announce its blended lease rate and lease terms, on a cumulative basis, in the Company’s quarterly press release on operations.

Forward-Looking Statements
Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com.